EXHIBIT 99.1
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Contact:
Stephen J. Mock
Vice President, Corporate Affairs
Par Pharmaceutical Companies, Inc.
(201) 802-4000


              PAR PHARMACEUTICAL CLOSES ON ACQUISITION OF KALI LABS

            ACQUISITION SUBSTANTIALLY EXPANDS PAR's R&D CAPABILITIES
                            AND NEW PRODUCT PIPELINE
                                       ---
              PAR NOW HAS 35 ANDAs AWAITING APPROVAL AND MORE THAN
                     60 PRODUCTS IN DEVELOPMENT; PAR EXPECTS
        TO SUBMIT, OR LICENSE, 23 ANDAs IN 2004, A RECORD FOR THE COMPANY
                                       ---
         KALI SERVES SUMMARY JUDGMENT MOTIONS IN ULTRACET(R) LITIGATION

SPRING VALLEY, NEW YORK, JUNE 10, 2004 - Par Pharmaceutical Companies, Inc. (NYSE:PRX) today announced that it has completed the closing of its acquisition of Kali Laboratories, Inc. for $135 million in cash and warrants. The Kali owners may be entitled to up to an additional $10 million based upon certain product related performance criteria. Kali is a generic pharmaceutical research and development (R&D) company located in Somerset, New Jersey. On April 13, 2004, Par announced a definitive agreement to acquire Kali.

"The successful completion of this acquisition provides further evidence of our commitment to maintain Par's position among the fastest growing companies in the generic pharmaceutical industry," said Scott Tarriff, president and chief executive officer. "The acquisition of Kali is consistent with our long-term strategy to supplement our internally generated growth with acquisitions, joint ventures, and product licensing agreements."

With 55 employees in Kali's R&D group, the acquisition more than doubles the size of Par's existing R&D organization. Par now has 35 Abbreviated New Drug Applications (ANDAs) currently awaiting approval by the U.S. Food and Drug Administration (FDA). With more than 60 products now in development, Par expects to submit, or license, 23 ANDAs in 2004.

Kali Laboratories develops generic pharmaceutical products that are commercialized by its marketing partners. Many of the products in Kali's pipeline are already subject to licensing agreements and will be marketed by companies other than Par. These agreements generally provide for Kali to also manufacture these products for its partners. For those products successfully developed by Kali that Par does not directly market, Par will receive royalty income. Kali is also working on approximately 12 R&D projects that are not currently out-licensed to marketing partners. These products, if successfully developed, will be marketed by Par. Going forward, Par expects to utilize Kali to develop products principally for its own new product pipeline.

Of Kali's 14 ANDAs currently awaiting FDA approval, three are for products that Par plans to market. Among the 14 pending ANDAs, four are believed to represent first-to-file opportunities entitling Kali, or its strategic partner, to up to 180 days of marketing exclusivity. These products include metaxalone 400 mg tablets (Skelaxin(R)); tramadol hydrochloride (HCl) and acetaminophen tablets (Ultracet(R)); ondansetron HCl orally disintegrating tablets (Zofran ODT(R)); and mirtazapine orally disintegrating 45 mg tablets (RemeronSolTab(R)). Except for tramadol HCl and acetaminophen tablets, each of these three products are

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already subject to licensing agreements with partners other than Par. Therefore,
Par will receive royalty income from any sale of these products.

Par, or its marketing partners, expect to launch a total of at least 36 new products in 2004 and 2005. This represents approximately half the total number of products marketed by Par at the beginning of 2004. Depending on whether Kali gains timely regulatory approval of certain new products, most notably the generic version of Ultracet(R), Par believes that the acquisition of Kali may add approximately $1.00 to earnings per share through 2005.

Kali Laboratories, Inc. submitted an ANDA containing a paragraph IV certification to the FDA in August 2002 seeking marketing clearance for tramadol HCl and acetaminophen tablets. Johnson & Johnson currently markets 37.5 mg tramadol HCl/325 mg acetaminophen tablets under the brand name Ultracet(R). The product is indicated for the short-term (five days or less) management of acute pain and achieved U.S. sales of approximately $270 million in 2003.

Kali is currently litigating the patent held by Johnson & Johnson. On May 28, 2004, Kali served summary judgment motions in these proceedings. Summary judgement motions are planned to be fully briefed with the U.S. District Court of New Jersey, by August 11, 2004.

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic pharmaceuticals through its principal subsidiary, Par Pharmaceutical, Inc. The company is also developing a line of proprietary specialty pharmaceuticals and expects to market the first of these in 2005. Through its FineTech subsidiary, Par also develops and utilizes synthetic chemical processes to design and develop intermediate ingredients used in the production of finished products for the pharmaceutical industry. Par currently manufactures, markets or licenses 80 drugs. For press release and other company information, visit http://www.parpharm.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against us, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission, such as the company's Form 10-K, Form 10-Q, and Form 8-K reports.

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